Exhibit 10.1

RED ROBIN GOURMET BURGERS, INC.

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

January 11, 2010

Dennis B. Mullen

c/o Red Robin Gourmet Burgers, Inc.

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

Re:                               Second Amendment to that certain Second Amended and Restated Employment Agreement dated March 10, 2008, as amended by that certain Letter Agreement dated August 15, 2008 (the “Existing Agreement”) by and between Dennis B. Mullen (the “Executive”) and Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”).

Dear Denny:

This letter agreement (this “Amendment”) sets forth certain amendments to the terms and conditions of the Existing Agreement, a copy of which is attached hereto as Exhibit A.  Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Existing Agreement.  Accordingly, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.             Annual Base Salary.  Executive’s Annual Base Salary for 2010 shall be $800,000.

2.             Annual Incentive Compensation.  The Executive hereby agrees to waive his right to the Guaranteed Amount set forth in Section 3(b) of the Existing Agreement for the years ended December 31, 2010, 2011 and 2012.  Accordingly, the first sentence of Section 3(b) of the Existing Agreement shall be amended and restated as follows:

“In addition to the Annual Base Salary, the Executive shall be eligible to receive a cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the compensation committee of the Board.”

3.             Termination of Commuting Expenses.  Section 3(e) of the Existing Agreement shall be deleted in its entirety without further force or effect.

4.             Termination of Commuting Expense Additional Payment.  Effective January 1, 2010, the Executive shall forego any rights to receive an additional payment from the Company, as described in the First Amendment to the Executive’s original employment agreement dated November 17, 2005, for additional federal, state or local income tax liability and any Federal Insurance Contributions Act tax liability that may arise from the provision by the Company of the commuting benefits to which the Executive is entitled under Section 3(e) of the Existing Agreement.

5.             Air Travel.  Section 3(f) of the Existing Agreement shall be amended and restated as follows:

“(f)    Air Travel.  The Executive may fly on charter or private aircraft for appropriate business use, subject to the Executive’s compliance with the Expense Policies and the Company’s policy for non-commercial air travel as established by the Board.”

6.             Deletion of Tax Gross-Up.  Section 20 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“20.  Excise Tax Payment.

(a)                   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would, absent the provisions of this Section 20, be subject to the excise tax imposed by Section 4999 of the U.S. Tax Code, and, after the payment by the Executive of the excise tax imposed by Section 4999 of the U.S. Tax Code (the “Excise Tax”), the Executive would retain a net amount that would be less than the sum of (i) the maximum amount that may be paid to the Executive without triggering the application of the Excise Tax (the “Maximum Payment”), and (ii) $100,000, then the Payment shall be reduced to equal the Maximum Payment.

(b)                   All determinations required to be made under this Section 20, including whether and when a Payment is cut back pursuant to Section 20(a) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)                   In the event of any reduction pursuant to Section 20, the Executive may determine which and how much of the Payment, including without limitation Payments made outside of this Agreement, shall be eliminated or reduced (as long as after such election the requirements of Section 20(a) are complied with) and shall advise the

Company in writing of such election within ten days of the Executive’s receipt of notice of the application of Section 20.  If no such election is made within such ten-day period, the Company may elect which of the Payments, including without limitation Payments made outside of this Agreement, shall be eliminated or reduced and shall notify the Executive promptly of such election.

(d)                   Upon any assertion by the Internal Revenue Service that the Payment is subject to the Excise Tax, the Executive shall be obligated to return to the Company any portion of the Payment determined by the Accounting Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.”

7.             No Other Changes.  Except as modified or supplemented by this Amendment, the Existing Agreement remains unmodified and in full force and effect.

8.             Miscellaneous.

(a)           Governing Law.  This Amendment shall be governed by and construed under and in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b)           Binding Effect.  This Amendment is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

(c)           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

(d)           Savings Clause.  If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Amendment or the Existing Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment and the Existing Agreement are declared to be severable.

[Signature page follows.]

If you are in agreement with the foregoing, please so indicate by executing this letter agreement below.

Very truly yours,

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Edward T. Harvey
Edward T. Harvey, Lead Director

AGREED AND ACCEPTED BY:

EXECUTIVE:

/s/ Dennis B. Mullen
Dennis B. Mullen

Date: January 11, 2010